As filed with the Securities and Exchange Commission on February 6, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AWARE, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	04-2911026
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

76 Blanchard Road

Burlington, MA 01803

(Address of principal executive offices)

Aware, Inc. 2023 Equity and Incentive Plan

(Full title of the plan(s))

Robert A. Eckel

Chief Executive Officer and President

Aware, Inc.

76 Blanchard Road

Burlington, MA 01803

(Name and address of agent for service)

(781) 687-0300

(Telephone number, including area code, of agent for service)

Copies to:

William R. Kolb, Esq.

Daniel S. Clevenger, Esq.

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

(617) 832-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Part I is included in the documents sent or given to participants in the 2023 Equity and Incentive Plan of Aware, Inc. (the “Registrant”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant are incorporated by reference in this registration statement:

a)	Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 15, 2023 and amended on Form 10-K/A on March 17, 2023;

b)	Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the Commission on May 3, 2023;

c)	Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, filed with the Commission on August 2, 2023;

d)	Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, filed with the Commission on November 3, 2023;

e)	Registrant’s Current Reports on Form 8-K, filed with the Commission on March 13, 2023, June 9, 2023; October 25, 2023; November 15, 2023; November 30, 2023; and January 18, 2024; and

f)

The description of Registrant’s common stock contained in the registration statement on Form 8-A filed with the Commission on August 8, 1996 under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating that description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such report or other document.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 2.02(b)(4) of the Massachusetts Business Corporation Act (the “MBCA”) authorizes a Massachusetts corporation to set forth in its articles of organization a provision eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; but the provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions under section 6.40 of the MBCA, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s articles of organization include a provision that eliminates the personal liability of its directors to the maximum extent permitted by law.

Section 8.51(a) of the MBCA provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if (1)(i) he conducted himself in good faith; (ii) he reasonably believe that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful or (2) he engaged in conduct for which he shall not be liable under an authorized provision of the corporation’s articles of organization. The Registrant has provided for director indemnification in its bylaws.

Section 8.52 of the MBCA provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.56(a) of the MBCA provides that a corporation may indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, bylaws, a resolution of the board of directors or contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. The Registrant has provided for officer indemnification in its bylaws.

The Registrant’s bylaws, as amended, provide that the Registrant shall, to the fullest extent permitted by law, indemnify each of its directors and officers (including persons who serve at its request as directors, officers, or trustees of another organization in which it has any interest as a shareholder, creditor or otherwise or in any capacity with respect to any employee benefit plan), against all liabilities and expenses, including amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a director or officer, if: (a) he conducted himself in good faith and in the reasonable belief that his conduct was in the best interests of the Registrant or at least not opposed to the best interests of the Registrant, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (b) he engaged in conduct for which he shall not be liable under the Registrant’s articles of organization. Notwithstanding the foregoing, the Registrant may not indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall be provided although the person to be indemnified is not currently a director, officer, partner, trustee, employee or agent of the Registrant or such other organization or no longer serves with respect to any such employee benefit plan. No indemnification may be provided unless a determination has been made that indemnification is permitted by law for a specific proceeding (a) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; or (b) by special legal counsel selected either (i) in the manner prescribed in clause (a) above, or (ii) if there are fewer than two disinterested directors, by the board of directors, in which case directors who do not qualify as disinterested directors may participate in the selection; or (c) by the holders of a majority of the shares of the Registrant’s outstanding shares at the time entitled to vote for directors, voting as a single voting group, exclusive of any shares owned by or voted under the control of any interested director or officer.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Articles of Organization, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008)

4.2	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 10, 2007)

4.3	Aware, Inc. 2023 Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 18, 2024)

5.1*	Opinion of Foley Hoag LLP

23.1*	Consent of RSM US LLP

23.2*	Consent of Foley Hoag LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

107*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

For purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Burlington, The Commonwealth of Massachusetts, on February 6, 2024.

AWARE, INC.

By:	/s/ Robert A. Eckel
Name:	Robert A. Eckel
Title:	Chief Executive Officer & President

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Robert A. Eckel and David K. Traverse as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert A. Eckel Robert A. Eckel	Chief Executive Officer, President & Director (Principal Executive Officer)	February 6, 2024

/s/ David K. Traverse David K. Traverse	Principal Financial Officer (Principal Financial and Accounting Officer)	February 6, 2024

/s/ Brent P. Johnstone Brent P. Johnstone	Chairman of the Board & Director	February 6, 2024

/s/ Brian D. Connolly Brian D. Connolly	Director	February 6, 2024

/s/ Gary Evee Gary Evee	Director	February 6, 2024

/s/ Peter Faubert Peter Faubert	Director	February 6, 2024

/s/ John S. Stafford, III John S. Stafford, III	Director	February 6, 2024